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                                                                     Exhibit 5.1
O'Sullivan LLP

                                                            30 Rockefeller Plaza
                                                              New York, NY 10112
                                                                  (212) 408-2400
                                                              FAX (212) 408-2420
                                                            www.osullivanllp.com



                                January 15, 2002


Resolution Performance Products LLC
RPP Capital Corporation
1600 Smith Street
Suite 2400
Houston, TX 77002

Ladies and Gentlemen:

          We have acted as special counsel to Resolution Performance Products LLC, a Delaware limited liability company (the "Company"), RPP Capital Corporation, a Delaware corporation ("RPP Capital" and, together with the Company, the "Issuers"), in connection with the Issuers' offer (the "Exchange Offer") to exchange up to $75 million principal amount of their 13 1/2% Senior Subordinated Notes due 2010, which have been registered under the Securities Act of 1933 (the "New Notes"), for a like principal amount of any or all of their outstanding 13 1/2% Senior Subordinated Notes due 2010 (the "Old Notes").

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and limited liability company records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

          Upon the basis of the foregoing, we are of the opinion that the New Notes have been duly authorized and, assuming the due execution and delivery of the New Notes by the Issuers, when the New Notes are executed, authenticated and delivered in accordance with the Indenture dated as of November 14, 2000 (the "Indenture") among the Issuers and The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York, as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the New Notes will be valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.

          We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.

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Resolution Performance Products LLC
RPP Capital Corporation
Page 2

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (File No. 333-75172), as amended (the "Registration Statement"), relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

          This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                Very truly yours,

                               /s/ O'Sullivan LLP